UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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Cigna Corporation
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March 24, 2017
900 Cottage Grove Road
Bloomfield, Connecticut 06002
Dear Cigna shareholder:
This year, as in the past, you will have the opportunity to vote on a number of proposals set forth in Cigna's 2017 Proxy Statement.  I am reaching out to you today regarding one proposal in particular – Proposal 6, a shareholder proposal seeking shareholder proxy access – and to urge you to vote AGAINST the proposal.
I want to reiterate what we said in our Proxy Statement.  Cigna's Board is not opposed to proxy access.  The Board recognizes the value of proxy access to shareholders, as well as the potential positive impact of proxy access on director and Board accountability.  However, the Board does have significant concerns with adopting proxy access in the form presented by the shareholder proponent and believes the proposal calls for an overly permissive bylaw that is inconsistent with market practices and good corporate governance.  Most important, since July 2015, our merger agreement with Anthem has restricted our ability to amend our bylaws or propose or commit to any bylaw amendment.  In February 2017, we sent Anthem a notice terminating the merger agreement and parties are now litigating the status of the merger agreement.  Until our dispute with Anthem is resolved, Cigna will act in accordance with the merger agreement, including the agreement not to amend our bylaws.  Once resolved, our commitment is to consider an alternative form of proxy access that is more in line with market practices and that we believe is in our stockholders' best interests.
Cigna is committed to ensuring strong corporate governance practices on behalf of our shareholders and believes that it should have the opportunity to meaningfully consider appropriate and balanced terms of a proxy access bylaw.  As we stated in our Proxy Statement, the Board intends to complete a full evaluation of proxy access in 2017, with a goal of implementing a proxy access bylaw amendment on terms that the Board believes are in Cigna's shareholders' best interests in advance of the 2018 annual meeting of shareholders.
We value the feedback we receive through our engagement efforts with our shareholders and look forward to discussing your views on proxy access.
As always, thank you for your continued support of Cigna.
Sincerely,
/s/ Neil Boyden Tanner
Neil Boyden Tanner
 Corporate Secretary